FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
May 7, 2014	Kristina Waugh 318.340.5627
kristina.r.waugh@centurylink.com

CENTURYLINK REPORTS STRONG FIRST QUARTER 2014 RESULTS
Achieved operating revenues of $4.54 billion, including core revenues1 of $4.11 billion
Generated operating cash flow2 of $1.79 billion, excluding special items
Generated free cash flow2 of $860 million, excluding special items and integration-related capital expenditures
Achieved Adjusted Net Income2 of $381 million and Adjusted Diluted EPS2 of $0.66, excluding special items
Added nearly 66,000 high-speed Internet and 24,000 CenturyLink® PrismTM TV customers during first quarter
Repurchased 58.7 million shares through May 6, 2014 for approximately $1.97 billion since inception of $2 billion program in February 2013; representing 9.4% of outstanding shares as of December 31, 2012.

MONROE, La. - CenturyLink, Inc. (NYSE: CTL) today reported strong operating revenues, operating cash flow and free cash flow for first quarter 2014.

“CenturyLink generated strong first quarter financial and operating results, driven by continued business demand for high-bandwidth data services, consumer demand for high-speed Internet and Prism TV services, hosting revenue growth and a solid improvement in the rate of legacy revenue decline,” said Glen F. Post III, chief executive officer and president. “Total operating revenues of $4.54 billion for the quarter exceeded our revenue guidance and our first quarter 2013 total operating revenues of $4.51 billion, reflecting stronger than anticipated Data Integration revenues, while Core Revenues of $4.11 billion were near the top of our guidance. Cash flows for the quarter were also strong primarily due to our revenue outperformance and disciplined cost containment by our employees.

“We continue to see increasing demand from business customers for our reliable, secure solutions that meet their network and hosting needs. We are pleased with the early success of our Managed Office product suite launch, as well as the continued strength in multi-site MPLS3 sales. Our integration of Tier 3 continues to progress well as we added our new cloud nodes in two CenturyLink data centers in the first quarter and remain on track to add these nodes in four additional CenturyLink data centers by year-end. We believe this advanced cloud infrastructure technology significantly strengthens our capabilities to meet the growing demand for highly automated cloud and managed services.

1 Core revenues defined as Strategic revenues plus Legacy revenues (excludes Data Integration and Other revenues), as described further in the attached schedules.
2 See attachments for non-GAAP reconciliations.
3 Multiprotocol Label Switching

“Overall, I’m very pleased with first quarter results and our continued progress toward revenue stability,” Post concluded.
First Quarter 2014 Highlights

•
Achieved core revenues of $4.11 billion in first quarter, nearly flat year-over-year, compared with a 2.0% year-over-year decline in first quarter 2013; Strategic revenues[4] grew 5.4% from the first quarter a year-ago.

•	Generated free cash flow of $860 million, excluding special items and integration-related capital expenditures.

•	Continued strength in sales of high bandwidth data services to business customers.

•	Added approximately 66,000 high-speed Internet customers during first quarter, ending the period with more than 6 million customers in service.

•	Ended the quarter with nearly 200,000 CenturyLink® PrismTM TV customers, an increase of approximately 24,000 in first quarter 2014.

•	Purchased and retired an additional 10.4 million shares for $319 million during first quarter 2014.
Consolidated Financial Results

Operating revenues for first quarter 2014 increased to $4.54 billion from $4.51 billion in first quarter 2013 driven by higher strategic and data integration revenues. The increase in strategic revenues was primarily due to increased business customer demand for high-bandwidth data services and hosting solutions, along with growth in the number of high-speed Internet and CenturyLink® PrismTM TV customers. This increase was partially offset by lower legacy services revenues, primarily due to the impact of access line losses and lower access revenues.
Operating expenses, excluding special items, increased to $3.86 billion from $3.70 billion in first quarter 2013. The year-over-year increase was primarily driven by higher CPE sales and maintenance costs, employee-related expenses, facility costs, weather-related power costs and expenses related to the growth of PrismTM TV. Also contributing to this year-over-year increase was the impact of certain one-time favorable expense reductions experienced during first quarter 2013, which resulted in higher operating margins in the year-ago period.
Operating cash flow (as defined in our attached supplemental schedules), excluding special items, decreased to $1.79 billion from $1.93 billion in first quarter 2013. For first quarter 2014, CenturyLink achieved an operating cash flow margin, excluding special items, of 39.4% versus 42.8% in first quarter 2013. These decreases were primarily driven by the result of lower legacy revenues and the expense impacts described above.
Adjusted Net Income and Adjusted Diluted Earnings Per Share (Adjusted Diluted EPS)
Adjusted Net Income and Adjusted Diluted EPS exclude the after-tax impact of special items, the non-cash after-tax impact of the amortization of intangible assets related to acquisitions since mid-2009, and the non-cash after-tax impact to interest expense of the assignment of fair value to the outstanding debt assumed in connection with those acquisitions.
Excluding the items outlined above, CenturyLink’s Adjusted Net Income for first quarter 2014 was $381 million compared to Adjusted Net Income of $475 million in first quarter 2013. First quarter 2014 Adjusted Diluted EPS was $0.66 compared to $0.76 in the year-ago period. See the attached schedules for additional information.
GAAP Results
Under generally accepted accounting principles (GAAP), net income for first quarter 2014 was $203 million compared to $298 million for first quarter 2013, and diluted earnings per share for first quarter 2014 was $0.35 compared to $0.48 for first quarter 2013.

4 All references to Strategic and Legacy revenues herein reflect certain adjustments described in the attached schedules.

For details regarding the Company’s special items for the three months ended March 31, 2014 and 2013, please see the accompanying financial schedules.
Segment Financial Results5
Consumer
The Consumer segment achieved strong strategic revenue growth driven by increased high-speed Internet and CenturyLink® PrismTM TV customers, price increases on certain products and lower customer churn.

•	Strategic revenues were $702 million in the quarter, an 8.8% increase over first quarter 2013.

•	Generated nearly $1.51 billion in total revenues, approximately flat from first quarter 2013, reflecting solid growth in strategic services offset by the continued decline in legacy services.

•	Added nearly 24,000 CenturyLink® PrismTM TV customers during first quarter 2014, increasing penetration of the more than 2 million addressable homes to nearly 10%.
Business
The Business segment achieved year-over-year recurring revenue growth driven by continued demand for high-bandwidth data services and solid sales momentum.

•	Strategic revenues were $655 million in the quarter, a 6.7% increase over first quarter 2013, driven by strength in high-bandwidth offerings such as MPLS and Ethernet services.

•
Generated $1.56 billion in total revenues, an increase of 3.6% from first quarter 2013, as growth in high-bandwidth offerings and data integration revenues offset lower legacy services revenues. Data integration revenues were $35 million higher in first quarter 2014 compared to first quarter 2013.

•
Achieved segment margin of 38.0%, which declined from 43.1% a year-ago. This decrease was primarily due to higher costs related to business revenue growth such as CPE, facility and sales and marketing costs, along with the impact of certain favorable one-time expenses experienced in first quarter 2013 and the decline in legacy revenues.

•	Continued strong sales momentum in first quarter with solid sales funnel entering second quarter; encouraging early success in sales of Managed Office solutions.
Wholesale
The Wholesale segment ended the quarter with more than 19,200 fiber-connected towers, an increase of nearly 24% from first quarter 2013.

•
Strategic revenues were $570 million in the quarter, basically flat from first quarter 2013, as increases in wireless carrier bandwidth demand and Ethernet sales were offset by declines in copper-based revenue.

•
Generated $862 million in total revenues, a decrease of 4.9% from first quarter 2013, reflecting the continued decline in legacy revenues, primarily driven by lower long distance and switched access minutes of use, along with access rate reductions from implementation of the CAF Order[6].

•
Completed approximately 395 fiber builds in first quarter 2014 and lowered the annual estimate for fiber builds to between 2,500 to 3,000 for full-year 2014 due to customer decisions to defer certain sites into 2015.

5 All references to segment data herein reflect certain adjustments described in the attached schedules.
6 Federal Communications Commission’s Connect America and Intercarrier Compensation Reform Order (the CAF Order) adopted on October 27, 2011.

Hosting
The Hosting segment grew managed hosting (including cloud) and colocation revenues as cross-selling initiatives continue to strengthen sales opportunities.

•	Operating revenues were $354 million in the quarter, a 6.0% increase from first quarter 2013.

•	Managed hosting revenues[7] were $142 million, representing a 12.7% increase from first quarter 2013, and colocation revenues were $158 million, a 3.3% increase over the same period a year ago.

•	Expenses increased $26 million from first quarter 2013 primarily due to higher employee costs, partially related to the AppFog and Tier 3 acquisitions, and weather-related power costs.

•	Added CenturyLink Cloud, the acquired Tier 3 platform, into two CenturyLink data centers providing strong capabilities to meet growing demand for highly automated cloud services.
Guidance - Second Quarter 2014
The Company expects second quarter 2014 revenue and operating cash flow to be impacted by lower data integration revenue and the continued decline of legacy revenue.

Second Quarter 2014 (excl. special items)

Operating Revenues	$4.48 to $4.53 billion
Core Revenues	$4.07 to $4.12 billion
Operating Cash Flow	$1.75 to $1.80 billion
Adjusted Diluted EPS	$0.62 to $0.67

All 2014 guidance figures and 2014 outlook statements included in this release (i) speak as of May 7, 2014 only, (ii) exclude the impact of any share repurchases made after March 31, 2014 and (iii) exclude the effects of special items, future changes in regulation or accounting rules, integration expenses associated with our recent acquisitions, any changes in operating or capital plans or other unforeseen events or circumstances that impact our financial performance, and any future mergers, acquisitions, divestitures or other similar business transactions. See “Forward Looking Statements” below. For additional information on how we define certain of the terms used above, see the attached schedules.
Investor Call
As previously announced, CenturyLink’s management will host a conference call at 4:00 p.m. Central Time today, May 7, 2014. Interested parties can access the call by dialing 866-835-8905. The call will be accessible for replay through May 14, 2014, by dialing 888-266-2081 and entering the access code1635562. Investors can also listen to CenturyLink’s earnings conference call and webcast replay by accessing the Investor Relations portion of the Company’s website at www.centurylink.com through May 29, 2014.
Reconciliation to GAAP
This release includes certain non-GAAP financial measures, including but not limited to operating cash flow, free cash flow, core revenues, Adjusted Net Income and adjustments to GAAP measures to exclude the effect of special items. In addition to providing key metrics for management to evaluate the Company’s performance, we believe these measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends. Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Reconciliation of additional non-GAAP financial measures that may be discussed during the earnings call described above will be available in the Investor Relations portion of the Company’s website at www.centurylink.com. Investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP.

7 Hosting revenue by product category was restated to allocate cross-connect revenue with the associated colocation or managed service.

About CenturyLink
CenturyLink is the third largest telecommunications company in the United States and is recognized as a leader in the network services market by technology industry analyst firms. The Company is a global leader in cloud infrastructure and hosted IT solutions for enterprise customers. CenturyLink provides data, voice and managed services in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers for businesses and consumers. The company also offers advanced entertainment services under the CenturyLink® PrismTM TV and DIRECTV brands. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.
Forward Looking Statements
Certain non-historical statements made in this release and future oral or written statements or press releases by us or our management are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations only, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change, including product displacement; the effects of ongoing changes in the regulation of the communications industry, including the outcome of regulatory or judicial proceedings relating to intercarrier compensation, access charges, universal service, broadband deployment, data protection and net neutrality; our ability to effectively adjust to changes in the communications industry, and changes in our markets, product mix and network caused by our recent acquisitions; our ability to successfully integrate recently-acquired operations into our incumbent operations, including the possibility that the anticipated benefits from our recent acquisitions cannot be fully realized in a timely manner or at all; our ability to effectively manage our expansion opportunities, including retaining and hiring key personnel; possible changes in the demand for, or pricing of, our products and services, including our ability to effectively respond to increased demand for high-speed broadband service; our ability to successfully introduce new product or service offerings on a timely and cost-effective basis; the adverse impact on our business and network from possible equipment failures, security breaches or similar attacks on our network; our ability to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; our ability to use net operating loss carryovers of Qwest in projected amounts; our continued access to credit markets on favorable terms; our ability to collect our receivables from financially troubled communications companies; our ability to maintain favorable relations with our key business partners, suppliers, vendors, landlords and financial institutions; any adverse developments in legal or regulatory proceedings involving us; changes in our operating plans, corporate strategies, dividend payment plans or other capital allocation plans, including those caused by changes in our cash requirements, capital expenditure needs, debt obligations, pension funding requirements, cash flows, or financial position, or other similar changes; the effects of adverse weather; other risks referenced from time to time in our filings with the SEC; and the effects of more general factors such as changes in interest rates, in tax laws, in accounting policies or practices, in operating, medical, pension or administrative costs, in general market, labor or economic conditions, or in legislation, regulation or public policy. These and other uncertainties related to our business and our recent acquisitions are described in greater detail in Item 1A of our Form 10-K for the year ended December 31, 2013, as updated and supplemented by our subsequent SEC reports. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which are inherently speculative and speak only as of the date made. We undertake no obligation to update any of our forward-looking statements for any reason.

CenturyLink, Inc.
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(UNAUDITED)
(Dollars in millions, except per share amounts; shares in thousands)

	Three Months Ended March 31, 2014				Three Months Ended March 31, 2013
				As adjusted				As adjusted		Increase
				excluding				excluding		(decrease)
		Less		special		Less		special	Increase	excluding
	As	special		items	As	special		items	(decrease)	special
	reported	Items		(Non-GAAP)	reported	Items		(Non-GAAP)	as reported	items
OPERATING REVENUES*
Strategic	$2,281	—		2,281	2,164	—		2,164	5.4%	5.4%
Legacy	1,829	—		1,829	1,952	—		1,952	(6.3)%	(6.3)%
Data integration	174	—		174	140	—		140	24.3%	24.3%
Other	254	—		254	257	—		257	(1.2)%	(1.2)%
	4,538	—		4,538	4,513	—		4,513	0.6%	0.6%
OPERATING EXPENSES
Cost of services and products	1,935	4	(1)	1,931	1,796	2	(3)	1,794	7.7%	7.6%
Selling, general and administrative	843	24	(1)	819	818	32	(3)	786	3.1%	4.2%
Depreciation and amortization	1,107	—		1,107	1,117	—		1,117	(0.9)%	(0.9)%
	3,885	28		3,857	3,731	34		3,697	4.1%	4.3%

OPERATING INCOME	653	(28)		681	782	(34)		816	(16.5)%	(16.5)%

OTHER INCOME (EXPENSE)
Interest expense	(331)	—		(331)	(316)	—		(316)	4.7%	4.7%
Other income (expense)	9	—		9	39	37	(4)	2	(76.9)%	350.0%
Income tax expense	(128)	11	(2)	(139)	(207)	(8)	(5)	(199)	(38.2)%	(30.2)%
NET INCOME	$203	(17)		220	298	(5)		303	(31.9)%	(27.4)%
BASIC EARNINGS PER SHARE	$0.35	(0.03)		0.38	0.48	(0.01)		0.49	(27.1)%	(22.4)%
DILUTED EARNINGS PER SHARE	$0.35	(0.03)		0.38	0.48	(0.01)		0.49	(27.1)%	(22.4)%

AVERAGE SHARES OUTSTANDING
Basic	574,535			574,535	619,423			619,423	(7.2)%	(7.2)%
Diluted	575,456			575,456	621,074			621,074	(7.3)%	(7.3)%

DIVIDENDS PER COMMON SHARE	$0.540			0.540	0.540			0.540	—%	—%
SPECIAL ITEMS
(1) -
Includes severance costs associated with recent headcount reductions ($19 million), integration and retention costs associated with our acquisition of Qwest ($11 million) and the offsetting impact of a litigation settlement in the amount of $2 million.

(2) -	Income tax benefit of Item (1).
(3) -
Includes severance costs associated with reduction in force initiatives ($7 million), integration, severance and retention costs associated with our acquisition of Qwest ($7 million), integration, severance, and retention costs associated with our acquisition of Savvis ($3 million) and an accounting adjustment ($17 million).

(4) -	Gain on the sale of a non-operating investment ($32 million) and settlements of other non-operating issues ($5 million).
(5) -	Income tax expense of Items (3) and (4).
*During 2013, we reallocated the discounts on our bundled services (local, long distance, and broadband) to the component products and services. The net effect of the bundled services reallocation was a reclassification of certain revenues from legacy services to strategic services. Also in 2013, we reallocated our CLEC revenues into their component products and services. The net effect of this CLEC reallocation was a reclassification of certain revenues from strategic services to legacy services. The 2013 information presented here has been restated to reflect these reclassifications.

CenturyLink, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2014 AND MARCH 31, 2013
(UNAUDITED)
(Dollars in millions)

	March 31,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$219	168
Other current assets	3,529	3,739
Total current assets	3,748	3,907

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	34,847	34,307
Accumulated depreciation	(16,354)	(15,661)
Net property, plant and equipment	18,493	18,646

GOODWILL AND OTHER ASSETS
Goodwill	20,674	20,674
Other, net	8,251	8,560
Total goodwill and other assets	28,925	29,234

TOTAL ASSETS	$51,166	51,787

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1,126	785
Other current liabilities	3,495	3,624
Total current liabilities	4,621	4,409

LONG-TERM DEBT	19,814	20,181
DEFERRED CREDITS AND OTHER LIABILITIES	9,933	10,006
STOCKHOLDERS' EQUITY	16,798	17,191

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$51,166	51,787

CenturyLink, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(UNAUDITED)
(Dollars in millions)

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
OPERATING ACTIVITIES
Net income	$203	298
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,107	1,117
Deferred income taxes	106	166
Provision for uncollectible accounts	30	27
Gain on sale of intangible assets	—	(32)
Changes in current assets and current liabilities, net	(47)	(29)
Retirement benefits	(28)	(178)
Changes in other noncurrent assets and liabilities, net	3	14
Other, net	6	4
Net cash provided by operating activities	1,380	1,387
INVESTING ACTIVITIES
Payments for property, plant and equipment and capitalized software	(670)	(663)
Proceeds from sale of intangible assets or property	1	75
Other, net	(13)	4
Net cash used in investing activities	(682)	(584)
FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	—	988
Payments of long-term debt	(47)	(56)
Net borrowings (payments) on credit facility	30	(745)
Dividends paid	(309)	(341)
Net proceeds from issuance of common stock	7	13
Repurchase of common stock	(328)	(397)
Net cash used in financing activities	(647)	(538)
Net increase in cash and cash equivalents	51	265
Cash and cash equivalents at beginning of period	168	211
Cash and cash equivalents at end of period	$219	476

CenturyLink, Inc.
SELECTED SEGMENT FINANCIAL INFORMATION
THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(UNAUDITED)
(Dollars in millions)

	Three Months Ended March 31,
	2014	2013*
Total segment revenues	$4,284	4,256
Total segment expenses	2,099	1,928
Total segment income	$2,185	2,328
Total segment income margin (segment income divided by segment revenues)	51.0%	54.7%

Consumer
Revenues
Strategic services	$702	645
Legacy services	806	864
Data integration	1	2
	$1,509	1,511
Expenses
Direct	$466	436
Allocated	117	113
	$583	549

Segment income	$926	962
Segment income margin	61.4%	63.7%

Business
Revenues
Strategic services	$655	614
Legacy services	731	753
Data integration	173	138
	$1,559	1,505
Expenses
Direct	$854	753
Allocated	112	104
	$966	857

Segment income	$593	648
Segment income margin	38.0%	43.1%

Wholesale
Revenues
Strategic services	$570	571
Legacy services	292	335
	$862	906
Expenses
Direct	$41	30
Allocated	235	244
	$276	274

Segment income	$586	632
Segment income margin	68.0%	69.8%

CenturyLink, Inc.
SELECTED SEGMENT FINANCIAL INFORMATION (Continued)
THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(UNAUDITED)
(Dollars in millions)

	Three Months Ended March 31,
	2014	2013*
Hosting
Revenues
Strategic services	$354	334
	$354	334
Expenses
Direct	$238	209
Allocated	36	39
	$274	248

Segment income	$80	86
Segment income margin	22.6%	25.7%

*
During the first quarter of 2014, we adopted several changes with respect to the assignment of certain expenses to our segments. We have restated the previously reported segment results for the three months ended March 31, 2013 to conform to the current presentation. The nature of the most significant changes and the related effect on segment expenses for the three months ended March 31, 2013 are as follows:

- The method for allocating certain shared costs of consumer sales and care, including bad debt expense and credit card fees, was revised, which resulted in an increase in consumer segment expenses of $20 million and a corresponding decrease in business segment expenses for the three months ended March 31, 2013; and

- Hosting segment expenses have been conformed to the reporting of our other segments' expenses. Specifically, our integration efforts and centralization of certain administrative functions reached the point where it has become more practical to discontinue including certain finance, information technology, legal and human resources expenses in the hosting segment, which resulted in a decrease of $18 million in hosting segment expenses for the three months ended March 31, 2013.

During 2013, we reallocated the discounts on our bundled services (local, long distance, and broadband) to the component products and services. The net effect of the bundled services reallocation was a reclassification of certain revenues from legacy services to strategic services. Also in 2013, we reallocated our CLEC revenues into their component products and services. The net effect of this CLEC reallocation was a reclassification of certain revenues from strategic services to legacy services. The 2013 information presented here has been restated to reflect these reclassifications.

CenturyLink, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in millions)

		Three Months Ended March 31, 2014				Three Months Ended March 31, 2013
					As adjusted				As adjusted
			Less		excluding		Less		excluding
		As	special		special	As	special		special
		reported	Items		items	reported	Items		items
Operating cash flow and cash flow margin
	Operating income	$653	(28)	(1)	681	782	(34)	(2)	816
	Add: Depreciation and amortization	1,107	—		1,107	1,117	—		1,117
	Operating cash flow	$1,760	(28)		1,788	1,899	(34)		1,933

	Revenues	$4,538	—		4,538	4,513	—		4,513

	Operating income margin (operating income divided by revenues)	14.4%			15.0%	17.3%			18.1%

	Operating cash flow margin (operating cash flow divided by revenues)	38.8%			39.4%	42.1%			42.8%

Free cash flow
	Operating cash flow				$1,788				1,933
	Less: Cash paid for income taxes, net of refunds				(10)				(8)
	Less: Cash paid for interest, net of amounts capitalized				(265)				(265)
	Less: Capital expenditures (3)				(662)				(656)
	Add: Other income				9				2
	Free cash flow (4)				$860				1,006

SPECIAL ITEMS
(1) -
Includes severance costs associated with recent headcount reductions ($19 million), integration and retention costs associated with our acquisition of Qwest ($11 million) and the offsetting impact of a litigation settlement in the amount of $2 million.

(2) -
Includes severance costs associated with reduction in force initiatives ($7 million), integration, severance and retention costs associated with our acquisition of Qwest ($7 million), integration, severance and retention costs associated with our acquisition of Savvis ($3 million) and an accounting adjustment ($17 million).

(3) -	Excludes $8 million in first quarter 2014 and $7 million in first quarter 2013 of capital expenditures related to the integration of Embarq, Qwest and Savvis.
(4) -	Excludes special items identified in items (1) and (2).

CenturyLink, Inc.
OPERATING METRICS
(UNAUDITED)
(In thousands)

	As of	As of	As of
	March 31, 2014	December 31, 2013	March 31, 2013*
Broadband subscribers	6,057	5,991	5,917
Access lines	12,882	13,002	13,561

*The March 31, 2013 numbers have been adjusted to include the operational metrics of our wholly owned subsidiary, El Paso County Telephone Company, which had been previously excluded. The increase (in thousands) related to including El Paso County Telephone Company's broadband subscribers and access lines, is approximately 2 and 3, respectively.

CenturyLink, Inc.
SUPPLEMENTAL NON-GAAP INFORMATION - ADJUSTED DILUTED EPS
THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2014	2013
	(excluding special items)
Net income *	$220	303

Add back:
Amortization of customer base intangibles:
Qwest	219	234
Embarq	29	34
Savvis	15	15

Amortization of trademark intangibles:
Qwest	6	12
Savvis	5	2

Amortization of fair value adjustment of long-term debt:
Embarq	1	1
Qwest	(12)	(17)

Subtotal	263	281
Tax effect of above items	(102)	(109)
Net adjustment, after taxes	$161	172

Net income, as adjusted for above items	$381	475

Weighted average diluted shares outstanding	575.5	621.1

Diluted EPS (excluding special items)	$0.38	0.49

Adjusted diluted EPS as adjusted for the above-listed purchase accounting intangible and interest amortizations (excluding special items)	$0.66	0.76

The above schedule presents adjusted net income and adjusted earnings per share (both excluding special items) by adding back to net income and earnings per share certain non-cash expense items that arise as a result of the application of business combination accounting rules to our recent acquisitions. Such presentation is not in accordance with generally accepted accounting principles but management believes the presentation is useful to analysts and investors to understand the impacts of growing our business through acquisitions.

*See preceding schedules for a summary description of special items.